Exhibit (s)

CALCULATION OF FILING FEE

FORM N-2

(Form Type)

Ironwood Multi-Strategy Fund LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Shares
Fees to be Paid
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts						$1,340,982,971(1)		$0(1)
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due								$0(1)

(1)	The proposed maximum offering price per security will be determined, from time to time, by Ironwood Multi-Strategy Fund LLC (the “Fund”) in connection with the sale by the Fund of the securities registered under this Registration Statement. The Fund is a feeder fund in a master-feeder arrangement. The master fund is Ironwood Institutional Multi-Strategy Fund LLC (the “Master Fund”). Pursuant to the Fund’s and the Master Fund’s SEC no action letter, no fees are due or paid at the feeder level. See Ironwood Multi-Strategy Fund LLC and Ironwood Institutional Multi-Strategy Fund LLC, SEC No-Action Letter (pub. avail. April 19, 2017). For the Master Fund’s fee calculation see its Form N-2 registration statement dated August 31, 2023 (File No. 811-22463), filed on August 30, 2023.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A